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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 22, 2000


                           DOW JONES & COMPANY, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                     1-7564                    13-5034940
  (State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
  of incorporation)                                         Identification No.)

  200 Liberty Street, New York, New York                              10281
 (Address of principal executive offices)                          (Zip Code)


     Registrant's telephone number, including area code:  (212) 416-2000



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Item 5.      Other Events and Regulation FD Disclosure.

Bridge Information Systems, Inc. ("Bridge") has informed Dow Jones that Telerate (now a wholly owned subsidiary of Bridge) may be late in paying the next quarterly installment of the current annual minimum payment due for data acquired from Cantor Fitzgerald Securities and Market Data Corporation ("MDC") because of Bridge's continued operating difficulties.

MDC has advised Dow Jones that, if Telerate fails to make such payment when due, MDC will seek to recover such payment from Dow Jones under a guarantee contained in contracts entered into during the period that Telerate was a subsidiary of Dow Jones. Dow Jones understands that the quarterly payment in question amounts to approximately $12 million and is due on February 15, 2001. (As described in prior Dow Jones filings, the annual minimum payments subject to such guarantee average approximately $50 million per year through October 2006. Bridge has agreed to indemnify Dow Jones if the company is required to make any payments under the guarantee.)

Bridge has advised Dow Jones that it is continuing its efforts to renegotiate its financial arrangements with its lenders and to raise additional capital. Those efforts are ongoing and have not reached conclusion. It is not possible for Dow Jones to predict whether such efforts will be successful, and it is therefore uncertain whether or to what extent Dow Jones might be called upon to perform under the guarantee. It is also uncertain whether or to what extent Bridge will perform its agreement to indemnify Dow Jones if the company is required to make any payments under the guarantee.





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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                DOW JONES & COMPANY, INC.


Dated: December 22, 2000                       By: /s/ Christopher W. Vieth
                                                   --------------------------
                                                   Christopher W. Vieth
                                                   Comptroller
                                                   (Chief Accounting Officer)